                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement              [ ]  Confidential, for Use of
                                                   the Commission Only
                                              (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  RADIUS INC.
           --------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

           --------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a6(i)(4) and 0-11
     1)        Title of each class of securities to which transaction applies:

               ---------------------------------------------------------------
     2)        Aggregate number of securities to which transaction applies:

               ---------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               ---------------------------------------------------------------

     4)        Proposed maximum aggregate value of transaction:

               ---------------------------------------------------------------
     5)        Total fee paid:

               ---------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)        Amount Previously Paid:

               ---------------------------------------------------------------
     2)        Form, Schedule or Registration Statement No.:

               ---------------------------------------------------------------
     3)        Filing Party:

               ---------------------------------------------------------------
     4)        Date Filed:

               ---------------------------------------------------------------

[LOGO]

January __, 1998



To Our Shareholders:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Radius Inc. to be held at Radius Inc.'s offices at 215 Moffett Park Drive, Sunnyvale, California 94089 on Wednesday, February 11, 1998 at 11:00 a.m.

     The matters expected to be acted upon at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement following this letter. Audited financial statements and certain other useful information are included in Appendix A to the Proxy Statement entitled "Additional Information for Shareholders."

     It is important that you use this opportunity to take part in the affairs of your company by voting on the business to come before the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT prevent you from attending the meeting and voting your shares in person. Note that if your shares are not held in your name, however, you must bring a letter of authorization from the record holder confirming your beneficial ownership of the shares, if you intend to vote the shares at the meeting.

     We look forward to seeing you at the meeting.

                                        Sincerely,



                                        Mark Housley
                                        Chairman & CEO

                                  RADIUS INC.

                            215 MOFFETT PARK DRIVE
                         SUNNYVALE, CALIFORNIA  94089

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of Radius Inc. (the "Company") will be held at the offices of the Company at 215 Moffett Park Drive, Sunnyvale, California on Wednesday, February 11, 1998 at 11:00 a.m. for the following purposes:

     1. To elect four directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. The Board of Directors intends to nominate the following individuals for election: Charles W. Berger; Michael D. Boich; Mark Housley; and John C. Kirby.

     2. To consider and vote upon a proposal to amend the Company's 1995 Stock Option Plan and to reserve an additional 2,700,000 shares of Common Stock for issuance thereunder.

     3. To authorize the amendment of the articles of incorporation of the Company to effectuate a reverse stock split.

     4. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the current fiscal year.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on December 11, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   By Order of the Board of Directors


Sunnyvale, California              Henry V. ("Hank") Morgan
January __, 1998                   Secretary

--------------------------------------------------------------------------------

                                  RADIUS INC.

                                PROXY STATEMENT

                               JANUARY __, 1998

--------------------------------------------------------------------------------

                                    GENERAL

     The accompanying proxy is solicited on behalf of the Board of Directors of Radius Inc., a California corporation (the "Company"), for use at the 1998 Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company at 215 Moffett Park Drive, Sunnyvale, California 94089 on Wednesday, February 11, 1998 at 11:00 a.m. Pacific Time (the "Meeting"). Only holders of record of the Company's Common on December 11, 1997 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, the Company had 55,092,198 shares of Common Stock outstanding and entitled to vote at the Meeting. A majority, or 27,546,100 of these shares represented in person or by proxy will constitute a quorum for the transaction of business at the Meeting. This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about January __, 1998.

     Holders of the Company's Common Stock are entitled to one vote for each share held as of the Record Date. Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by (i) a writing delivered to the Company stating that the proxy is revoked, (ii) a subsequent proxy executed by the person executing the prior proxy and presented at the Meeting, or (iii) attendance at the Meeting and voting in person. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Meeting, the shareholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

     In the event that sufficient votes in favor of the proposals are not received by the date of the Meeting, the proxyholder may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting.

     The expenses of soliciting proxies in the form accompanying this Proxy Statement will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, facsimile or in person. The Company has retained Skinner & Co., a proxy solicitation firm, and will pay Skinner & Co. a fee of approximately $3,500, plus expenses estimated at $3,500. In addition, the Company will request brokers, custodians, nominees and other record holders of the Company's Common Stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     At the Meeting, shareholders will elect a board of four directors to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. Shares represented by a proxy returned to the Company will be voted for the election of the nominees set forth below unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to, or for good cause will not, serve as a director. Directors are elected by the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy and voting at the Meeting. Abstentions will have no effect. Broker non-votes will be disregarded. All nominees currently serve on the Company's Board of Directors (the "Board").

DIRECTORS/NOMINEES

The names of the nominees, and certain information about them (including their respective terms of service), are set forth below:


                                                                                                  Director
     Name of Nominee             Age                   Principal Occupation                        Since
     ---------------             ---                   --------------------                       --------
     Charles W. Berger (1) (2)    44                   Chairman of the Board and Chief              1993
                                                        Executive Officer of Imgis, Inc.

     Michael D. Boich  (2)        44                   President and Chief Executive Officer        1986
                                                        of Rendition, Inc.

     Mark Housley                 41                   Chairman, President and Chief Executive      1997
                                                        Officer of the Company

     John C. ("Jack") Kirby (1)   53                   President and Chief Executive Officer of     1997
                                                        Cabrillo Crane & Rigging, Inc.

___________________________

(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

     MR. BERGER was appointed President, Chief Executive Officer and a director of the Company in March 1993 and Chairman of the Board of Directors in March 1994. He resigned as CEO in July 1997 and as Chairman in December 1997. He is currently President and CEO of Imgis, Inc., an internet start up company. He is also on the board of directors of Splash Technology Holdings, Inc., a publicly traded company which was organized around the Company's color server group in January 1996. From April 1992 until he joined the Company, Mr. Berger was Senior Vice President, Worldwide Sales, Operations and Support for Claris Corporation, a subsidiary of Apple Computer, Inc. ("Apple") that develops and markets application software ("Claris"). From February 1991 to April 1992, he was President of Sun Microsystems Federal, Inc., a subsidiary of Sun Microsystems, Inc. ("Sun"), a manufacturer of computer work stations. From July 1989 to February 1991, he served as Vice President of Business Development for Sun, and from March 1989 to July 1989, he was Sun's Vice President of Product Marketing. From April 1982 to March 1989, Mr. Berger held numerous executive positions involving sales, marketing, business development and finance for Apple.

     MR. BOICH has been a director of the Company since its inception in May 1986 and was the Chairman of the Board of Directors from April 1991 until March 1994. Mr. Boich has been President and Chief Executive Officer of Rendition, Inc., a developer of graphics chips, since March 1994. Mr. Boich served as the Company's President and Chief Executive Officer from its inception until April 1991 and again assumed these positions from September 1992 through February 1993. From July 1985 to April 1986, Mr. Boich worked as an independent data communications consultant. From March 1982 to July 1985, Mr. Boich was employed by Apple, where he was part of the original Macintosh development team and was responsible for applications software acquisitions and promoting third-party software development for the Macintosh.

     MR. HOUSLEY has been President and Chief Operating Officer of the Company since January 1997, CEO since August 1997 and Chairman since December 1997. From March 1995 until October 1996, Mr. Housley was founder and Vice President of marketing of Spectrum Wireless, inc., a manufacturer of wireless infrastructure products. From May 1992 until March 1995, Mr. Housley held various positions of responsibility for the Company and its predecessor SuperMac Technologies, Inc., including Vice President and General Manager of the Company's Color Publishing Division. From October 1990 until May 1992, Mr. Housley was a Vice President for Siemens in Santa Clara, a multinational manufacturer of electronic equipment, directing product marketing and planning.

     MR. KIRBY has been a principal and Executive Vice President of KH Consulting Group since 1986. Mr. Kirby is responsible for this firm's reorganization and financial restructuring practice. In this capacity, Mr. Kirby has represented various debtors, secured parties, trade creditors and corporate buyers and frequently assumes a management role in the client. Since early 1991, Mr. Kirby has been President and CEO of Cabrillo Crane & Rigging, Inc., a wholly owned subsidiary of Wells Fargo Bank. From 1992 until 1994, Mr. Kirby was Vice President and CFO of Everex Systems, Inc.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing a similar function.

     Messrs. Kirby and Berger are currently the members of the Audit Committee. (Mr. Berger replaced Carl Carlson in October 1997 upon Mr. Carlson's resignation from the Board of Directors. Mr. Kirby replaced Mr. Boich on this committee at the same time.) The Audit Committee meets with the Company's independent auditors concerning the scope of their annual audit, the findings of the auditors with respect to the Company's accounting systems and controls, and other matters relating to the preparation of the Company's audited financial statements.

     Messrs. Boich and Berger are currently the members of the Company's Compensation Committee. (Mr. Berger replaced Carl Carlson in October 1997 upon Mr. Carlson's resignation from the board of directors.) The Compensation Committee considers all matters of executive compensation and makes recommendations to the Board regarding the compensation of the Company's executive officers and the establishment of employee benefit plans generally. The Compensation Committee also administers the Company's stock option plans and makes stock option awards to executive officers.

     During the year ended September 30, 1997, the Board met six times, the Audit Committee met four times, and the Compensation Committee met once. None of the nominees for director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Board of Directors on which he served (held during the period that he served).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None

COMPENSATION OF DIRECTORS

     Board members are reimbursed for expenses incurred in attending meetings.

     The 1994 Directors Stock Option Plan (the "1994 Directors Plan") was adopted by the Company's Board on December 14, 1994 and approved by the Company's shareholders on February 15, 1995. A total of 190,000 shares of the Company's Common Stock have been reserved for issuance under the 1994 Directors Plan (consisting of 100,000 shares allocated to the 1994 Directors Plan at the time of its adoption by the Board plus 90,000 shares that were authorized for issuance, but not issued or subject to outstanding options, under the Company's 1990 Directors' Stock Option Plan (the "Prior Directors Plan") as of September 30, 1997). In addition, shares of the Company's Common Stock issuable upon exercise of outstanding stock options granted under the Prior Directors Plan that expire or become unexercisable for any reason after September 30, 1997 will be available for issuance under the 1994 Directors Plan. A total of 10,000 options are outstanding under the Prior Directors Plan. Upon the lapse of these options, the shares of Common Stock reserved for them will be transferred to the 1994 Directors Plan.

     The 1994 Directors Plan provides for the grant of 10,000 nonqualified stock options ("NQSOs") to non-employee members of the Board upon appointment to the Board and annual grants of 2,500 NQSOs on each anniversary of a director's initial grant under either the Prior Directors Plan or the 1994 Directors Plan, provided the Director continues to serve on the Board at such time. In addition, each director who received a grant to purchase 1,250 shares under the Prior Directors Plan after August 30, 1994 and before February 15, 1995 was eligible to receive a one time grant under the 1994 Directors Plan to purchase 1,250 shares of the Company's Common Stock. Although options granted prior to termination of the Prior Directors Plan remain outstanding in accordance with their terms, no further options may be granted under the Prior Directors Plan. During fiscal 1997, Mr. Boich received an option to purchase 2,500 shares of Common Stock at an exercise price of $0.34 per share; and Mr. Cravens and Mr. Kirby each received an option to purchase 10,000 shares of Common Stock at an exercise price of $0.41 per share.

     All director stock options were granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     The provisions of Section 317 of the California Corporations Code,
Article V of the Company's Articles of Incorporation and Article VI of the Company's Bylaws provide for indemnification to the fullest extent permitted by law for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any person is or was a director, officer or employee of the Company. In addition, Article IV of the Company's Articles of Incorporation provides that the liability of the Company's directors shall be eliminated to the fullest extent permissible under the California Law.

     The Company has entered into Indemnity Agreements with each of its current directors to give such directors additional contractual assurances regarding the scope of the indemnification and liability limitations set forth in the Company's Articles of Incorporation and Bylaws.

     The Company currently carries a director and officer liability insurance policy with a per claim and annual aggregate coverage limit of $7.5 million.

                                PROPOSAL NO. 2
                APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

     The Board of Directors has approved, and has voted to recommend to the shareholders that they approve, an amendment to the Company's 1995 Stock Option Plan (the "1995 Plan") to increase the number of shares of Common Stock that may be issued upon the exercise of options provided under the 1995 Plan by 2,700,000 shares from 4,864,598 shares to 7,564,598 shares. The Board of Directors believes that its existing stock option plan has played, and will continue to play, a major role in enabling the Company to attract and/or retain certain officers, directors and other key employees. Options granted to such individuals provide them with long-term incentives that are consistent with the Company's compensation policy of providing compensation that is closely related to the performance of the Company. As of the date of this Proxy Statement, 4,674,624 of the options available for grant under the 1995 Plan had been granted. To allow the Company to continue to obtain the benefit of incentives available under the 1995 Plan, the Company's Board of Directors has adopted and recommended for submission to the shareholders for their ratification a proposal to increase the number of shares that may be issued upon the exercise of options granted under the 1995 Plan.

DESCRIPTION OF THE 1995 STOCK OPTION PLAN

The following is a summary of the 1995 Plan, as amended.


     HISTORY. The 1995 Plan was adopted by the Company's Board on December 20, 1995, was ratified by the Company's shareholders on February 21, 1996 and was amended by the Company's Board as of December 18, 1996 and December 8, 1997.

     PURPOSE. The purpose of the 1995 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company's future performance.

     PLAN ADMINISTRATION. The 1995 Plan is administered by the Board or by a committee of at least two directors appointed by the Board. The committee consists of "outside" directors as that term is defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended the ("Code"). References herein to the "Board" mean the committee appointed by the Board unless clearly indicated to the contrary.

     Except as otherwise limited by the 1995 Plan, the Board determines the optionees, the number of shares subject to each option, the exercise prices, the exercise periods, the vesting schedules and the dates of grants. The Board has granted to the Company's CEO the authority to grant options to all eligible persons other than executive officers. Each option granted pursuant to the 1995 Plan is evidenced by a Stock Option Grant (the "Grant") issued by the Company and a Stock Option Exercise Notice (the "Exercise Notice") completed at the time of option exercise.

     The Board has the authority to construe and interpret any provision of the 1995 Plan, and such interpretations are binding on the Company and the employees. The Board does not receive any compensation for administering the 1995 Plan.

     ELIGIBILITY. All officers, directors, employees, independent contractors, advisors and consultants of the Company or any parent, subsidiary or affiliate of the Company are eligible to receive option grants under the 1995 Plan (provided that, in the case of independent contractors, advisors and consultants, such persons render bona fide services to the Company). As of December 31, 1997, there were approximately 75 persons eligible to receive awards of stock options under the 1995 Plan. No "Named Executive Officer" as that term is defined under Item 402(a)(3) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act is eligible to receive more than 2,000,000 shares of Common Stock at any time during the term of the 1995 Plan.

     TYPE OF OPTION.  Both incentive stock options ("ISOs") as defined in
Section 422 of the Code and non qualified stock options ("NQSOs") may be granted under the 1995 Plan. The 1995 Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NQSOs granted under the 1995 Plan.

TERMS OF THE OPTIONS.

  - VESTING. Options under the 1995 Plan generally become exercisable or vest on a monthly basis over a fifty-month period.

  - EXPIRATION DATE. Options granted under the 1995 Plan may be exercisable for up to ten years after the option grant date, except that an ISO granted to a person owning ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Shareholder") must be exercised within five years of the option grant date.

  - EXERCISE PRICE. Each Grant states the exercise price of the option. The exercise price of an option granted under the 1995 Plan must be equal to the fair market value per share of the Company's Common Stock on the date of grant, except that NQSOs may be granted with an exercise price equal to or greater than 85% of the fair market value of the Company's Common Stock on the date of grant. The exercise price of an option granted to a Ten Percent Shareholder must be at least equal to 110% of the fair market value per share on the date of the grant. The Board determines such fair market value on the date of grant based upon the closing price of the Company's Common Stock on the Nasdaq National Market on the date of grant.

  - OPTION EXERCISE AND PAYMENT ALTERNATIVES. To exercise an option, the optionee must deliver to the Company an executed Exercise Notice and full payment for the shares being purchased. Payment may be made: (i) in cash; (ii) by surrender of fully paid shares of the Company's Common Stock; (iii) where permitted by applicable law and approved by the Board, by tender of a full recourse promissory note having such terms as determined by the Board; (iv) by waiver of compensation due or accrued to an optionee for services rendered; (v) by cancellation of indebtedness of the Company to the optionee; (vi) through a "same day sale"; (vii) through a "margin commitment"; or (viii) through any combination of the foregoing where approved by the Board.

  - NONTRANSFERABILITY OF OPTIONS. Options granted under the 1995 Plan may not be transferred by the optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, options may be exercised only by the optionee or his or her legal representative.

  - TERMINATION OF EMPLOYMENT. If an optionee's employment or other association with the Company is terminated for any reason other than death or disability, any outstanding option, to the extent that it was exercisable on the date of such termination, may be exercised by the optionee within thirty days after such termination, but in no event later than the expiration of the option. If an optionee's association with the Company is terminated because of the optionee's death or disability within the meaning of Section 22(e)(3) of the Code, any outstanding option, to the extent that it was exercisable on the date of such termination, may be exercised by the optionee, (or optionee's legal representative or authorized assignee) within twelve months after such termination, but in no event later than the expiration of the option. Neither the 1995 Plan nor any Grant impose any obligation on the Company to continue an optionee's employment or other association with the Company.

  - MODIFICATION AND ADJUSTMENT OF OPTIONS. If the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available for option grants under the 1995 Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or shareholders of the Company.

  - CHANGE IN CONTROL. In the event of an event in which the Company is not the surviving corporation (or a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to the merger cease to own their shares in the Company) and the successor corporation does not assume the options or substitute equivalent options, the outstanding options under the 1995 Plan will expire upon the consummation of such event at such times and on such conditions as the Board determines.

  - AMENDMENTS AND TERMINATION. The Board may amend or terminate the 1995 Plan at any time and in any respect, including modifying the form of the Grant or the Exercise Notice, except that no amendment of the 1995 Plan may adversely affect any outstanding option or unexercised portion thereof without the optionee's written consent. The 1995 Plan will continue in effect until December 2005, subject to earlier termination by the Board of Directors.

FEDERAL INCOME TAX INFORMATION

THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE 1995 PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1995 PLAN.

  - INCENTIVE STOCK OPTIONS. A participant will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the participant is subject to the alternative minimum tax ("AMT")). If the participant holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

  - If the participant disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending on the amount of time the ISO Shares were held by the participant.

  - ALTERNATIVE MINIMUM TAX. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing the income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

  - NONSTATUTORY STOCK OPTIONS. A participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise (or, in the case of exercise for stock subject to a substantial risk of forfeiture, at the time such forfeiture restriction lapses) and the participant's exercise price. In the case of stock subject to a substantial risk of forfeiture, if the optionee makes an 83(b) election, the included amount must be based on the difference between the fair market value on the date of exercise and the option exercise price. The included amount must be treated as ordinary income by the participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the participant's salary). Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of shares will be treated as capital gain or loss.

  - OMNIBUS BUDGET RECONCILIATION ACT OF 1993. The Omnibus Budget Reconciliation Act of 1993 provides that the maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum of 28%. For this purpose, in order to receive long-term capital gain treatment, the stock must be held for more than one year. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

  - TAX TREATMENT OF THE COMPANY. The Company generally will be entitled to a deduction in connection with the exercise of a NQSO by a participant to the extent that the participant recognizes ordinary income. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

     ERISA. The 1995 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     The approval of the amendment to the 1995 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Meeting. Abstentions will be counted toward the number of shares represented and voted at the Meeting. Broker non-votes will be disregarded.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.

                                PROPOSAL NO. 3
 APPROVAL OF AMENDMENT TO COMPANY'S ARTICLES OF INCORPORATION TO EFFECTUATE A
                              REVERSE STOCK SPLIT

     Upon the closing of the Company's debt to equity conversion in September 1996, the number of outstanding shares of Common Stock increased from 18,203,598 to 54,497,796. Since these additional shares were registered in November 1996, the trading price per share of Common Stock has declined and has remained below one dollar per share. Effective February 1998, the Nasdaq Small Cap Stock Market will require that a minimum share price of one dollar be maintained in order to remain listed. The price per share of the Company's Common Stock has not exceeded one dollar since November 1996 and is not expected to meet this minimum prior to the effective date of this rule change, unless a reverse stock split is effected. The Board of Directors recommends that the number of outstanding shares of Common Stock of the Company be significantly reduced through a reverse stock split primarily in order to satisfy Nasdaq listing requirements. If the Company's Common Stock were delisted, any trading would be conducted in the over-the counter market in what are commonly referred to as the "pink sheets" and, as a result, investors may find it more difficult to dispose of, or to obtain accurate quotations as to the value of, the Company's Common Stock. Morevoer, there could be no assurance that the Company would thereafter meet the requirements for initial inclusion on Nasdaq, particularly the requirement that the price per share be at least $4.00. There can be no assurance, however, that the stock price will equal or exceed one dollar on or after the effective date of the reverse split.

     If the shareholders approve this Proposal and the Board of Directors elects to effectuate the reverse stock split, the Board of Directors will have the discretion to establish the specific ratio of the reverse split. As of the date of this proxy solicitation, the Board of Directors believes that the ratio will be one to seven, that is, every seven outstanding shares of Common Stock will become one share. Such a reverse split would not reduce the number of currently authorized shares from 100 million. The Board of Directors has the discretion to adjust this ratio in either direction. A reverse stock split of more than one to eleven (eleven shares becoming one share) is not expected, however. The Company views the desirable range of outstanding shares subsequent to the reverse stock split to be within a range of 5 million to 20 million. Factors that will affect the actual ratio for the reverse stock split (and whether or not to implement the reverse split) include: overall stock market and price per share trends of the Company's Common Stock, business and regulatory developments and actual and projected earnings. The following chart illustraties the likely approximate number of shares outstanding if this proposal is approved (based on 55,092,198 shares of Common Stock outstanding on the Record Date):

Ratio                         Approximate # of Outstanding Shares
Current (1:1)                 55,000,000 (rounded down from 55,092,198)
1:2                           27,500,000
1:3                           18,333,333
1:4                           13,750,000
1:5                           11,000,000
1:6                            9,166,666
1:7                            7,857,142
1:8                            6,875,000
1:9                            6,111,111
1:10                           5,500,000
1:11                           5,000,000

     The Board of Directors may also select any ratio within the foregoing range, such as 1:5.5. No fractional shares will be issued. Instead, all fractional shares will be rounded down and the Company will pay the affected shareholder the fair market value of such fractional share, as reasonably determined by the Board of Directors. The reverse stock split will be effected through an amendment to the Company's Articles of Incorporation. Specifically, Paragraph (C) will be added to Article III:

"    (C)  All outstanding shares of Common Stock of this corporation on ___
(the effective date) are divided by ____ (the second number in the range of ratios listed above as determined by the Board of Directors) and any fractional shares resulting from such division will be cancelled and each shareholder will receive an amount of cash equal to the fair market value ot the Common Stock on the effective date of the reverse stock split. The fair market value of a share of Common Stock shall be a number reasonably determined by the Board of Directors, which may be expressed in a formulary fashion, e.g., the average closing price for a share on the Nasdaq SmallCap Market for the ten trading days following Nasdaq's implementation of the reverse stock split."

       The effective date of the reverse split will be the date on which California's Secretary of State approves such amendment to the Articles of Incorporation.

     There may be other incidental benefits of the reverse split if the expected increase in price per share occurs. For example, a broader market for the shares may result as the Company's Common Stock may qualify for trading with additional brokerage houses and institutional investors. It may also be easier for the Company to qualify its securites for secondary trading under various states' "blue sky laws". If the number of shares is reduced too much, however, liquidity could be adversely affected as there will be a smaller number of shares outstanding with less of a public float, which could make it more difficult to dispose of shares of the Company's Common Stock. There can be no assurance that any of these expected benefits will occur. There are no "dissenters' rights" associated with the reverse split.

     The Company does not expect any significant adverse federal income tax consequences associated with the reverse split. For example, the transaction should be treated as a reorganization under Section 368(a)(1)(E)(5) of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations, judicial authority and current administrative rulings and practices in effect on the date of this proxy statement. For example, a shareholder's basis in the shares will be the same (i.e., no gain or loss recognized) and the holding period will continue. Where the Company purchases fractional or other shares of shareholders, such transaction will have the typical federal income tax consequences associated with the purchase and sale of stock by an issuer.

     Assuming that the shareholders approve the reverse split and that the Board of Directors elects to implement this proposal, shareholders will be required to exchange their old certificates for new certificates in the appropriate denominations. This exchange will be handled by the Company's transfer agent. Shareholders will not be required to pay a fee for such services, rather such expenses will be borne by the Company. Shareholders should not submit certificates until requested to do so, in writing by the Company's transfer agent.

     In connection with this exchange of certificates process between the shareholders and transfer agent, the Company may elect to implement an odd-lot repurchase program to repurchase on a first come, first serve basis the shares of shareholders holding fewer than one hundred shares post split, who elect to participate in this voluntary odd lot buy back program. The Company anticipates that such program will significantly reduce shareholder communication expenses in the future. The Board of Directors will ascertain the amount of any funds to be made available for such program, which in any event will not exceed $100,000, less the amount expended to repurchase fractional shares created by the reverse stock split.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3.

                                PROPOSAL NO. 4
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Company has appointed Ernst & Young LLP as its independent auditors to perform the audit of the Company's financial statements for the 1998 fiscal year and the shareholders are being asked to ratify such appointment. Ernst & Young LLP has audited the Company's financial statements since the Company's inception. Representatives of Ernst & Young LLP will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to questions.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 4.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of September 30, 1997, for (i) each shareholder who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) the Named Executive Officers (defined below), (iii) each of the Company's directors, and (iv) all current directors and executive officers of the Company as a group. Shares of Common Stock beneficially owned include securities that can be acquired by such person within 60 days of September 30, 1997 upon the exercise of stock options or warrants or upon conversion of convertible securities.

                                               Amount and Nature of       Percent
 Name of Beneficial Owner                     Beneficial Ownership (1)   of Class
 ------------------------                     ------------------------   --------
 Carl Carlson (Mitsubishi) (2)                          4,049,901          7.35%
 Charles W. Berger (3)                                    842,916          1.53%
 Mark Housley (6)                                         520,000              *
 Michael D. Boich (4)                                     161,176              *
 Gregory M. Millar (5)                                     69,671              *
 Cherrie Fosco (7)                                         50,968              *
 All current executive officers and                     2,129,731          3.86%
 directors as a group (10 persons) (8)

     *  Less than one percent.


(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Represents shares held by Mitsubishi Electronics Corporation. Includes 50,000 shares of Common Stock issuable upon exercise of warrants by Mitsubishi. Mr. Carlson, a Director of the Company until October 1997, currently holds the position of Assistant Vice President-Credit at Mitsubishi Electronics Corporation, and exercised voting control over such shares. Mitsubishi Electronics Corporation's address is 5665 Plaza Drive, Cypress, CA 90630. Mitsubishi sold all of its holdings in the Company in December 1997.

(3) Represents 150 shares held by Mr. Berger as beneficial owner for his children, and 842,766 shares subject to options exercisable within 60 days of September 30, 1997. Mr. Berger served as the Chief Executive Officer of the Company until July 1997.

(4) Represents 151,801 shares held by Mr. Boich, and 9,375 shares subject to an option exercisable within 60 days of September 30, 1997.

(5) Represents shares subject to options exercisable within 60 days of September 30, 1997.

(6) Represents shares subject to options exercisable within 60 days of September 30, 1997.

(7) Represents shares subject to options exercisable within 60 days of September 30, 1997.

(8) Includes the shares described in all footnotes above relating to directors and executive officers, and a total of 485,000 shares subject to options held by two executive officers exercisable within 60 days of September 30, 1997.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation awarded to, earned by or paid for services rendered in all capacities to the Company during each of the fiscal years ended September 30, 1995, 1996 and 1997 by (i) the Company's Chief Executive Officer and (ii) the Company's former Chief Executive Officer who resigned in July 1997 and two additional individuals for whom disclosure would have been provided but for the fact that such individuals were not serving as executive officers as of September 30, 1997 (collectively, the "Named Executive Officers"). No other executive officer of the Company who held office at September 30, 1997, met the definition of "most highly compensated executive officer" within the meaning of the SEC's executive compensation disclosure rules. However, Hank Morgan, the Company's Senior Vice President and Chief Finacial Officer, and Steve Petracca, Senior Vice President of the Company, would have been included as Named Executive Officers disclosures had they worked more than a partial year.

                                                                                              Long-Term
                                                   Annual Compensation                        Compensation
                                      ----------------------------------------------------    ------------
                                                                                              Securities
Name and Annual                       Fiscal                       Annual    Other Annual      Underlying       All Other
Principal Position                     Year       Salary($)       Bonus($)  Compensation($)   Options(#)(1)  Compensation($)(2)
------------------                     ----       ---------       --------  ---------------   -------------  ------------------
Mark Housley (3)                       1997        179,886         25,000              -        1,000,000         1,000
President, CEO and                     1996              -              -              -                -             -
Chairman (current)                     1995              -              -              -                -

Charles W. Berger (4)                  1997        248,500        327,450         77,459 (5)    1,000,000         1,000
President, and CEO                     1996        275,000        350,000         77,459 (5)       50,000        35,600 (6)
Chairman of the Board                  1995        275,000         48,700         77,459 (5)       62,500        35,600 (6)
of Directors (former)

Gregory M. Millar (7)                  1997        218,423              -              -                -         1,000
Vice President,                        1996        180,000         45,000              -           22,250         1,000
and Chief Technology                   1995        180,000        167,700 (8)                      40,250         1,000
Officer (resigned)

Cherrie Fosco (9)                      1997        165,770         65,000              -          450,000         1,000
Vice President,                        1996        132,500         49,937              -           17,500         1,000
Finance (resigned)                     1995        120,148         25,158              -           10,000         1,000

(1)  Options granted in fiscal 1995 and 1996 were repriced in January 1997.

(2) Includes matching payments made by the Company under the Company's 401(k) Plan.

(3)  Mr. Housley became President and C.E.O. in August 1997.

(4)  Mr. Berger resigned as President and C.E.O. in July 1997.

(5) Consists of a bonus payment to Mr. Berger to pay for outstanding mortgage interest on his home.

(6) Includes principal and interest forgiven on a $100,000 loan to Mr. Berger, which was forgiven over the three years prior to fiscal 1997.

(7)  Mr. Millar resigned in August 1997.

(8)  Includes a one-time special performance bonus of $155,000.

(9)  Ms. Fosco resigned in March 1997.



STOCK OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth further information regarding individual grants of stock options pursuant to the Company's 1995 Stock Option Plan during fiscal 1997 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                                                     Individual Grants
                            ---------------------------------------------------------------
                                                                                              Potential Realizable Value
                             Number of                                                         at Assumed Annual Rates
                             Securities                                                              of Stock Price
                             Underlying             % of Total                                  Appreciation for Option
                               Options           Options Granted                                       Terms ($)(1)
                               Granted           to Employees in    Exercise     Expiration   ---------------------------
  Name                           (#)                Fiscal Year    Price ($/sh)     Date            5%            10%
-------------------------    ----------             -----------    ------------  ---------          --            ---
Mark Housley                 1,000,000 (2)             14.16%         $0.53       2/25/07       $255,504       $647,498

Charles W. Berger            1,000,000 (2)             14.16%          0.41       2/25/07        255,504        647,498

Gregory M. Millar                    0                     0            N/A           N/A              0              0

Cherrie Fosco                  450,000 (2)              6.37%          0.41       2/25/07        114,977        291,374


(1) The potential realizable value is calculated based on the term of the option at its time of grant, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on option exercises are dependent on future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

(2) These stock options were granted with an exercise price equal to the closing fair market value of the Company's Common Stock on the date of grant. These options become exercisable at the rate of 4% per month of the total shares beginning in October 1996. These options lapse within 30 days after the termination of the applicable employment, director and consulting relationships with the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table shows the number of shares of Common Stock represented by outstanding stock options held by each Named Executive Officer as of September 30, 1997 and the value of such options based on the last sales price of the Company's Common Stock on September 26, 1997 (the last trading day prior to the end of fiscal 1997), which was $0.7188. (The sales price of the Company's Common Stock on December 31, 1997 was: $.344.)


                                                            Number of Securities          Value of Unexercised
                                                           Underlying Unexercised         In-the-Money Options
                                                         Options at Fiscal Year-end (#)  at Fiscal Year-end ($)
                                                         ------------------------------  ----------------------
                      Shares Acquired         Value              Exercisable/                 Exercisable/
Name                   On Exercise (#)     Realized ($)         Unexercisable                Unexercisable
----                  ----------------     ------------         -------------                -------------
Mark Housley                                                   440,000/560,000              137,489/174,986

Charles W. Berger                                              756,933/605,417              236,523/189,178

Gregory Millar                                                  69,671/ 0                    50,076/ 0

Charrie Fosco             292,153             87,017               223/92,624                    70/60,190


     The following table sets forth information with respect to the participation by the Company's current and former executive officers in all option repricing programs implemented by the Company during the last ten fiscal years.

                          TEN-YEAR OPTION REPRICINGS

                                                                                                                      Length of
                                                                                                                       Original
                                                          Number of          Market                                  Option Term
                                                          Securities        Value of       Exercise                  Remaining at
                                                          Underlying        Stock at       Price at         New        Date of
                                                            Options          Time of        Time of       Exercise   Repricing or
Name                                       Date            Repriced         Repricing      Repricing        Price      Amendment
Michael D. Boich                          12/18/92          2,729.50         $10.0000       $16.5000       $10.0000   108 months

Richard A. Heddleson                      08/08/91         12,500.00          10.2500        12.0000        10.2500   106
                                          08/08/91         12,500.00          10.2500        14.0000        10.2500   117

Stephen L. Bartlett                       08/08/91         12,500.00          10.2500        14.0000        10.2500   117
                                          12/18/92          2,029.50          10.0000        16.5000        10.0000   108

Dirk H. Eastman                           12/18/92          1,542.00          10.0000        16.5000        10.0000   108

David G. Pine                             08/08/91          5,000.00          10.2500        13.2000        10.2500   107
                                          12/13/95          5,000.00           2.3750        10.2500         2.3750    55
                                          12/13/95          5,800.00           2.3750         9.2500         2.3750    81
                                          12/13/95          1,148.50           2.3750         9.7500         2.3750    84
                                          12/13/95          7,500.00           2.3750         8.1250         2.3750    90
                                          12/13/95         10,000.00           2.3750         8.5000         2.3750    93
                                          12/13/95          1,250.00           2.3750        12.0000         2.3750   114
                                          12/13/95            500.00           2.3750         9.6250         2.3750   116
                                          12/13/95         10,000.00           2.3750         8.0000         2.3750   116
Barry J. Folsom                           08/08/91        125,000.00          10.2500        11.3500        10.2500   116

                                                                                                                      Length of
                                                                                                                       Original
                                                          Number of          Market                                  Option Term
                                                          Securities        Value of       Exercise                  Remaining at
                                                          Underlying        Stock at       Price at         New        Date of
                                                            Options          Time of        Time of       Exercise   Repricing or
Name                                       Date            Repriced         Repricing      Repricing        Price      Amendment
Gregory M. Millar                         12/13/95          5,000.00         $ 2.3750       $10.0000      $  2.3750     61 months
                                          08/08/91         20,000.00          10.2500        10.7500        10.2500    119
                                          12/13/95         20,000.00           2.3750        10.2500         2.3750     67
                                          12/18/92          1,771.00          10.0000        16.5000        10.0000    108
                                          12/13/95          1,771.00           2.3750        10.0000         2.3750     72
                                          12/13/95         12,500.00           2.3750        21.0000        10.0000     74
                                          12/13/95         12,500.00           2.3750        10.0000         2.3750     84
                                          12/13/95          1,823.00           2.3750         9.7500         2.3750     84
                                          12/13/95            250.00           2.3750        14.7500         2.3750     97
                                          12/13/95            250.00           2.3750        10.3750         2.3750    111
                                           1/14/97             5,000          $0.4688         2.375         $0.4688      0
                                           1/14/97            20,000          $0.4688         2.375         $0.4688      0
                                           1/14/97            12,500          $0.4688         2.375         $0.4688      0
                                           1/14/97             1,771          $0.4688         2.375         $0.4688      0
                                           1/14/97            40,000          $0.4688         2.375         $0.4688     30
                                           1/14/97               250          $0.4688         2.375         $0.4688      0
                                           1/14/97               250          $0.4688         2.375         $0.4688      0
                                           1/14/97             2,500          $0.4688         2.375         $0.4688      0
                                           1/14/97            20,000          $0.4688         2.375         $0.4688     23

Richard S. Stolz                          12/18/92         50,000.00          10.0000        21.0000        10.0000    110
                                          12/18/92            987.50          10.0000        16.5000        10.0000    110
Matthew T. Medeiros                       12/13/95         50,000.00           2.3750         8.1250         2.3750     90
                                          12/13/95            893.50           2.3750         9.7600         2.3750     90
                                          12/13/95         12,500.00           2.3750         8.5000         2.3750     93
                                          12/13/95         25,000.00           2.3750         9.1250         2.3750    105

Charles W. Berger                          1/14/97           249,850          $0.4688         7.75          $0.4688      0
                                           1/14/97            62,500          $0.4688        10.56          $0.4688     30
                                           1/14/97            50,000          $0.4688         2.375         $0.4688     23
Cherrie Fosco                              1/14/97             7,500          $0.4688         2.375         $0.4688     15
                                           1/14/97             5,000          $0.4688         2.375         $0.4688     30
                                           1/14/97             5,000          $0.4688         2.375         $0.4688     34
                                           1/14/97             2,500          $0.4688         2.375         $0.4688      0
                                           1/14/97            15,000          $0.4688         2.375         $0.4688     23

Mary Godwin                                1/14/97            10,000          $0.4688         2.375         $0.4688      8
                                           1/14/97             7,500          $0.4688         2.375         $0.4688     20
                                           1/14/97             3,500          $0.4688         2.375         $0.4688     27
                                           1/14/97            10,000          $0.4688         2.375         $0.4688     34
                                           1/14/97             2,500          $0.4688         2.375         $0.4688      0


EMPLOYMENT AGREEMENTS

     The Company and Mr. Berger entered into an employment agreement dated February 26, 1993, as amended on September 17, 1993, that provides for his at will employment until such time as either the Company or Mr. Berger terminates the employment agreement with or without cause. The employment agreement provides for a sign-on bonus of $25,000, an initial annual base salary of $225,000, which was increased to $275,000 per annum in 1995 and provides for an annual performance bonus per a plan adjusted from time to time by the Compensation Committee. Mr. Berger was also granted a stock option to purchase 250,000 shares of the Company's Common Stock at an exercise price of $7.75 per share, the fair market value on the date of grant and the Company loaned him $100,000. Mr. Berger terminated his employment with the Company in July 1997. See "Certain Transactions."

     The Company and Mark Housley, the Company's Chairman, CEO and President, entered into an employment relationship by letter dated December 20, 1996 that provides for at will employment until either party terminates the relationship with or without cause. Initial base compensation is $200,000 per year with a target bonus of up to $100,000, unless increased by the Compensation Committee of the Board. Mr. Housley was also granted an option to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $0.531 per share, the fair market value on the date of grant.




             BOARD OF DIRECTORS AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     THIS SECTION IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OR THE EXCHANGE ACT WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE CONTAINED IN ANY SUCH FILING.

     During the 1997 fiscal year, final decisions regarding executive compensation were made by the Compensation Committee (the "Committee"). The Committee currently consists of Messrs. Boich and Berger. Mr. Berger became a member of the Committee in December 1997, replacing Carl Carlson, who resigned in October 1997. The Board is currently composed of four independent non-employee directors and one employee director. Although Mr. Housley is a member of the Board, he does not participate in deliberations that relate to his own compensation.

GENERAL COMPENSATION POLICY

     The Committee establishes the general compensation policies for the Company's executive officers and typically reviews base salary levels, option levels and target bonuses for the executive officers of the Company. The Board has delegated to the Committee the authority to grant stock options to the Company's executive officers and has delegated to the Company's Chief Executive Officer ("CEO") the authority to grant stock options to employees other than executive officers.

     When establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers: (1) the Company's financial performance during the past year and recent quarters, (2) the individual's performance during the past year and recent quarters, and (3) the salaries of executive officers in similar positions in companies of comparable size within the computer industry. With respect to executive officers other than the CEO, the Committee places considerable weight upon the recommendation of the CEO. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time. In general, for fiscal 1997 the Company's debt and expense reduction was given greater consideration in determining compensation than the other factors referred to above.

     The Company's Human Resources Department assists the Committee by making available executive compensation sample data for similar companies within the computer industry. The companies included in the sample data included companies present in the NASDAQ (US) Index and the Hambrecht & Quist Technology Index (used for purposes of the returns data presented in the "Performance Graph" below), but the sample was not intended to correlate with either of these indices. The Committee assessed this data in reviewing executive officer salaries. For the 1997 fiscal year, base salaries have been set somewhat below market, while targeted bonuses have been set above market in order to emphasize Company performance.

     The Committee believes that the compensation of the Company's executive officers also should be significantly influenced by the Company's performance. Accordingly the Company's practice has been to make additional compensation in the form of bonuses and options available for each executive contingent upon corporate performance. Specifically, corporate performance determines bonus payments made to executive officers as bonuses are based on achieving corporate financial objectives. Additional bonuses may also be granted in recognition of outstanding individual performance. In each case, targeted bonuses are established by the Committee in its discretion.

     Significant stock options are granted to the Company's executives in order to provide appropriate long term financial incentives and to align the interests of the executives with the shareholders. The Committee does not set specific target levels for options granted to Named Executive Officers or for the CEO. Initial option grants are awarded to executives when they first join the Company. Initial option grants are normally larger than subsequent option grants in order to incent the executive to join the Company by participating in the Company's long term success. Subsequent option grants are awarded from time to time depending on the executive's particular circumstances such as a significant change in responsibilities, superior performance, or the number of unvested options then held by the executive. The number of stock option awards is based on a discretionary and subjective determination by the Committee based on the foregoing factors and does not necessarily take into account options granted by comparably sized peer companies. The relative importance of these factors varies from case to case based on a discretionary and subjective determination by the Committee of what is appropriate at the time. In fiscal 1997, the primary factor considered in granting options to executive officers was contribution to debt and expense reduction as well as contribution to shifting the Company's primary business focus.

FISCAL YEAR 1997 EXECUTIVE COMPENSATION

     For the 1997 fiscal year, the Committee and the CEO reviewed data collected by Radford Associates in evaluating base salaries for executive officers. Base salaries for the Company's executives for the 1997 fiscal year were determined based upon these surveys, the compensation policies described above and the CEO's recommendations.

     The Company's executive officer bonus plan for the 1997 fiscal year (the "1997 Executive Plan") provided for a target bonus of fifty percent of base Fsalary for vice presidents with payments to be made semi-annually. Fifty percent of the target bonus was based on the Company's attainment of revenue goals and percent of target bonus was based on the Company's attainment of operating income goals. Bonus payments were contingent on achieving at least eighty percent of these financial goals. In the event the Company exceeded its financial goals, payments would exceed target amounts.

     The Company establishes its financial goals in conjunction with its normal fiscal year planning process. The specific financial goals established by the Company are confidential commercial and business information. Based on the Company's financial goals, a bonus pool was established on a semi-annual basis. The size of the semi-annual bonus pool was dependent on whether or not the Company achieved at least eighty percent of its financial goals.

     None of these goals were met in fiscal 1997 and as result no performance bonuses were paid to executive officers.

     In the last fiscal year, the Company granted incremental stock options to two executives. See "Stock Option Grants in the Last Fiscal Year" above.

CEO COMPENSATION

     Mr. Housley was hired by the Company pursuant to an Employment Agreement in December 1996 that provides for a base salary of $200,000. Pursuant to his Employment Agreement, Mr. Housley's target bonus for the 1997 fiscal year was $100,000, to be paid in semi-annual installments, with a minimum of $25,000. Only the minimum was paid in light of the Company's inability to achieve its targeted revenue and income goals. Mr. Housley was also granted a stock option to purchase one million shares of the Company's Common Stock at an exercise price of $0.531 per share, the fair market value on the date of grant.

     In January 1997, the Committee authorized the repricing of stock options held by the Company's employees and executive officers (including the CEO) after determining that decreases in the fair market value of the Company's Common Stock was adversely affecting the Company's ability to retain and motivate the Company's employees and executives. Under the repricing program, four executive officers holding stock options to purchase a total of 533,121 shares of Common Stock with exercise prices ranging from $2.37 to $10.56 per share were repriced to $0.47 per share, which equaled the fair market value of the Company's Common Stock on that date of the repricing, provided that the officer accept a six month prohibition on exercising any such options. The six month exercise prohibition was designed to provide a significant incentive for the Company's executive officers to remain with the Company as it attempted to implement plans to improve its financial performance.

     Compensation for skilled engineers and other key employees in the computer hardware industry is intense and the use of significant stock options for retention and motivation of such personnel is widespread in the high technology industries. The Committee believes that stock options are a critical component of the compensation offered by the Company to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions in the success of the Company. The market price of the Company's Common Stock decreased from a high of $2.8125 in fiscal 1996 to a low of $0.1875 in the third quarter of fiscal 1997. In light of this substantial decline in the market price, the Committee believed that the large numbers of outstanding stock options with an exercise price significantly in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. As a result, the Stock Option Committee approved the option repricing program.

     The Committee considered several alternatives to the repricing of stock options:

     (i) Permitting the equity incentives to remain with little actual financial incentive value was unacceptable in light of the reduced cash compensation and the intensive recruiting of the employees.

     (ii) Likewise, the Committee decided against any significant increases in cash compensation to employees due to both the negative impact such an action would have on the Company's earnings and the Committee's "pay for performance" compensation policy.

COMPLIANCE WITH SECTION 162 OF THE INTERNAL REVENUE CODE OF 1986 AND
SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code, Section 162(m) limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and payments are contingent on shareholder approval of the compensation arrangement. The Company believes that it is in the best interests of its shareholders to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

     The Company will comply with the requirements of Section 162(m) of the Code for all cash-based compensation and stock option grants made during the 1996 fiscal year. The Company is submitting to shareholders at its 1997 Annual Meeting a proposal to amend the 1995 Stock Option Plan which is in compliance with Section 162(m).

     With respect to non-equity compensation arrangements, the Committee has reviewed the terms of those arrangements most likely to be subject to Section 162(m) and believes that at this time no changes are necessary. The Committee will continue to monitor this situation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m); deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

     Section 16(a) of the Securities Exchange Act of 1934 (as amended) requires that the Company's officers, directors and ten percent or greater shareholders file reports of changes in ownership of the Company's securities with the SEC. To the Company's knowledge, all such required reports were timely filed for fiscal year 1997.

BOARD OF DIRECTORS            COMPENSATION COMMITTEE
Charles W. Berger             Michael D. Boich
Michael D. Boich              Charles W. Berger
Mark Housley
Jack Kirby

PERFORMANCE GRAPH

     The Securities and Exchange Commission requires a comparison on an indexed basis of cumulative total shareholder return for the Company, a relevant broad equity market index and a published industry or line-of-business index. Cumulative total shareholder return represents share value appreciation assuming the investment of $100 in the Common Stock of the Company and each of the other indexes in July 1990, and reinvestment of all dividends. The Common Stock of the Company is traded on the Nasdaq SmallCap Market. Set forth below is a graph comparing cumulative total shareholder return on the Company's Common Stock, the NASDAQ(US) Index and the Hambrecht & Quist Technology Index.




               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG RADIUS INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                 AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX

                                  9/92       9/93       9/94       9/95     9/96     9/97
                                  ----       ----       ----       ----     ----     ----
RADIUS INC.                       $100       $ 81       $ 86       $ 71     $ 18     $  7

NASDAQ STOCK MARKET (U.S.)         100        131        132        182      216      297

HAMBRECHT & QUIST TECHNOLOGY       100        132        151        264      290      432

---------------------
* $100 INVESTED ON 9/30/92 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.





     THIS SECTION IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OR THE EXCHANGE ACT WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE CONTAINED IN ANY SUCH FILING.

                             CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements the officer or director may be required to pay in actions or proceedings which the officer or director is or may be made a party by reason of the officer's or director's position with the Company, and otherwise to the full extent permitted under California law and the Company's By-laws.

     Mitsubishi Electronics America Corp. ("Mitsubishi" or "Mitsubishi Electronics"), a siginficant shareholder in the Company until December 1997, has been a significant supplier of the Company. Mr. Carlson, an executive with Mitsubishi Electronics, became a director of the Company in September 1996 and resigned in October 1997. Purchases from Mitsubishi for the 1997 fiscal year were approximately $13.1 million.

     As of October 13, 1996, the Company granted Mitsubishi Electronics a warrant to purchase 50,000 shares of Common Stock at an exercise price of $1.00 per share in consideration of the extension of open credit terms to the Company. The warrants are exercisable for a four year period.

     Mitsubishi was granted a security interest of up to $4.4 million in the technology and intellectual property utilized in the Company's PressView products in order to secure the Company's payment obligations with respect to the manufacturing of the Company's PressView products.

     IBM Credit Corporation ("IBM Credit") has been the Company's primary secured lender since February 1995. The Company has granted to IBM Credit a security interest in substantially all of its assets. For the current fiscal year and the 1996 fiscal year, interest payments to IBM Credit were approximately $2.9 million and $3.9 million respectively.

     In June 1996, the Company granted IBM Credit an option to purchase 10% of the shares of Series B Preferred Stock of Splash Technology Holdings, Inc. owned by the Company at a purchase price of $0.01 per share. This option represents an option to purchase 10% of the shares of Common Stock of Splash Technology Holdings, Inc. originally owned by the Company.

     In September 1996, the Company issued to IBM Credit 750,000 shares of its Series A Convertible Preferred Stock and warrants to purchase 600,000 shares of Common Stock at an exercise price of $1.00 per share in satisfaction of $3.0 million of indebtedness, as well as in consideration of restructuring the terms of the Company's remaining $23.4 million indebtedness to IBM Credit and for an additional advance of $470,000. At the same time, IBM Credit restructured the terms of the remaining approximately $23.4 million indebtedness into a working line of credit and a term loan. In September 1997, the Company redeemed all of the Preferred Stock for $3.4 million and retired the term loan of $21.9. As of September 30, 1997, approximately $4.6 million remained due under the working capital line of credit with IBM Credit.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of shareholders intended to be included in the Company's Proxy Statement and form of proxy relating to the Company's 1999 Annual Meeting of Shareholders must be received at the Company's principal executive office by September 12, 1998.


                                OTHER BUSINESS

     The Board does not presently intend to present matters other than the foregoing for action by the shareholders at the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form accompanying this Proxy Statement, will be voted in the respect thereof in accordance with the judgment of the persons voting such proxies.


                                        By Order of the Board of Directors


                                        Mark Housley
                                        Chairman and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                  APPENDIX A


                                  RADIUS INC.
                    ADDITIONAL INFORMATION FOR SHAREHOLDERS


CONTENTS                                                     PAGE

Business of the Company

Selected Financial Data

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Consolidated Financial Statements

Market for Radius Inc.'s Common Equity and Related
Shareholder Matters

Executive Officers and Directors

Form 10K

          [remaining sections to be inserted after 10-K is finalized]

                            BUSINESS OF THE COMPANY

     The Company's executive offices are located at 215 Moffett Park Drive, Sunnyvale, CA 94089, and its telephone number is (408) 541-6100.

                    MARKET FOR RADIUS INC.'S COMMON EQUITY
                              AND RELATED MATTERS






                       EXECUTIVE OFFICERS AND DIRECTORS

 NAME                        POSITION
 ----                        --------

Mark Housley        Chairman of the Board of Directors and Chief
                    Executive Officer

Henry V. Morgan     Chief Financial Officer

Steven Petracca     Senior Vice President

Charles W. Berger   Director (President and CEO of Imgis, Inc.)

Michael D. Boich    Director (President and CEO of Rendition, Inc.)

John C. Kirby       Director

                                   FORM 10K


     The Company will provide without charge to any shareholder upon request a copy of the Company's Annual Report of Form 10K. Such written request should be made to:

                                  Radius Inc.
                              Investor Relations
                            215 Moffett Park Drive
                          Sunnyvale, California 94089

                  PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                             FEBRUARY 11, 1998


     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

The undersigned hereby appoints Mark Housley and Hank Morgan, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Radius Inc. (the "Company") to be held at 215 Moffett Park Drive, Sunnyvale, California 94089 on February 11, 1998, at 11:00 a.m., P.D.T., and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:



                            SEE REVERSE SIDE
                              RADIUS INC.

1.  Election of Directors
    Nominees:  Charles W. Berger, Michael D. Boich,
    Mark Housley and John C. Kirby

     for all nominees
     for all nominees, except the following nominees:


     withhold authority for all nominees


------------------------------------------------------------------------------

2.  AMENDMENT TO 1995 STOCK OPTION PLAN

     FOR
     AGAINST
     ABSTAIN


------------------------------------------------------------------------------


3. APPROVAL OF AMENDMENT TO COMPANY'S ARTICLES OF INCORPORATION TO EFFECTUATE A REVERSE STOCK SPLIT

     FOR
     AGAINST
     ABSTAIN

------------------------------------------------------------------------------

4. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS

     FOR
     AGAINST
     ABSTAIN

------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR all of the nominees and FOR each of the Proposals.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR the nominees listed and FOR each of THE PROPOSALS.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. Dated:_______________________________, 1998
___________________________________________

Signature(s)

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased shareholder should give their full title. Please date the proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.